Exhibit 9
Opinion and Consent of Counsel
ML Life Insurance Company of New York
4333 Edgewood Road NE
Cedar Rapids, IA 52499
August 10, 2009
ML Life Insurance Company of New York
4 Manhattanville Road
Purchase, New York 10577
Dear Sir/Madam:
With reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-4 (the “Amendment”) by ML Life Insurance Company of New York and ML of New York Variable Annuity Separate Account C to be filed with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:
1)	ML Life Insurance Company of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2)	ML of New York Variable Annuity Separate Account C is a duly authorized and existing separate account established pursuant to New York law.

3)	The individual variable annuity contracts have been duly authorized by ML Life Insurance Company of New York and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by the Amendment, will constitute legal, validly issued and binding obligations of ML Life Insurance Company of New York.
I hereby consent to the filing of this opinion as an exhibit to the Amendment.
Very truly yours,
ML Life Insurance Company of New York

/s/ Darin D. Smith Darin D. Smith
General Counsel